Exhibit 10.35

THIRD ALLONGE TO

8% SUBORDINATED NOTE

This Third Allonge (the “Third Allonge”), dated as of December 4, 2013, is attached to and forms a part of an 8% Subordinated Note, dated May 31, 2011 (collectively, the “Note”), made by Digital Ally, Inc., a Nevada corporation (the “Company”), payable to the order of _______________ (the “Holder”) in the original principal amount of $1,500,000. The Note was amended by an Allonge, dated November 7, 2011, and a Second Allonge, dated July 24, 2012. This Third Allonge amends the Note and the Second Allonge.

1. Paragraph 3 of the Note is hereby amended and restated in its entirety as follows:

Maturity Date and Pre-Payments. This Note shall be due and payable in full, including all accrued Interest thereon, on May 30, 2015 (the “Maturity Date”). At any time prior to the Maturity Date, the Company shall have the right to prepay this Note, in whole or in part, without penalty. The Company will give to Holder ten (10) days’ written notice of its intent to prepay this Note. On such prepayment date, the Company will pay in respect of this Note in cash the principal amount being prepaid plus accrued Interest.

In all other respects, the Note, the Allonge and Second Allonge are confirmed, ratified, and approved and, as amended by this Third Allonge, shall continue in full force and effect.

IN WITNESS WHEREOF, the Company and the Holder have caused this Third Allonge to be executed and delivered as of the date and year first above written.

DIGITAL ALLY, INC.

By:
Name:	Stanton E. Ross
Its:	Chairman, President and CEO

THE HOLDER: